UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
_____________________

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2010

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada	000-50028	46-0484987
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)
89109
3131 Las Vegas Boulevard South Las Vegas, Nevada Address of principal executive offices of each registrant)		(Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2010, Worldwide Wynn, LLC (“WW”), a wholly owned subsidiary of Wynn Resorts, Limited (“WRL”), entered into a new employment agreement with Linda Chen, WW’s Chief Operating Officer of Wynn Resorts (Macau) S.A. (“Wynn Macau”).  Concurrently with the execution of her new employment agreement with WW, Ms. Chen and WW terminated Ms. Chen’s previous employment agreement with WW.  The new agreement is effective as of February 25, 2010, and will terminate on February 24, 2020.  The agreement provides for a base salary of $1,500,000 per year, which shall be subject to performance reviews and may be increased, but not decreased, as a result of such performance reviews. Ms. Chen will also be eligible to receive a bonus as determined in accordance with WRL’s Annual Performance Based Incentive Plan for Executive Officers.

The new employment agreement provides that Ms. Chen will be entitled to (i) participate, to the extent that she is otherwise eligible, in all employee benefit plans that WW maintains for its executives; and (ii) receive reimbursement for reasonable business expenses. Under the new employment agreement, Wynn Macau has agreed to purchase Ms. Chen a home in Macau costing approximately $5.4 million and to provide Ms. Chen the use of an automobile in Macau.  Ms. Chen shall have the option to purchase the home at a percentage of the fair market value of the home, that is reduced by ten percent per year during the term of the agreement (the “Discount Percentage”).  The option is exercisable for (a) no consideration at the end of the term, (b) $1.00 in the event of termination of Ms. Chen’s employment without “cause” or termination of Ms. Chen’s employment for “good reason” following a “change of control,” and (c) at a price based on the applicable Discount Percentage in the event Ms. Chen terminates the agreement due to material breach by WW.  Upon Ms. Chen’s termination for “cause,” Ms. Chen will be deemed to have elected to purchase the Macau home based on the applicable Discount Percentage unless WW determines to not require Ms. Chen to purchase the home.  If Ms. Chen’s employment terminates for any other reason before the expiration of the term (e.g., because of her death or disability or due to revocation of gaming license), the option will terminate.

If Ms. Chen is terminated without “cause” (as this term is defined in the agreement), subject to Ms. Chen’s execution of a release of claims, she will be entitled a separation payment equal to the sum of the following: (a) her base salary for the remainder of the term of the employment agreement, up to a maximum of four years (but in no event less than one year); (b) the bonus that was paid to Ms. Chen for the preceding bonus period, projected over the remainder of the term of the employment agreement, up to a maximum of four years; and (c) a “gross-up” payment for excise taxes on the separation payment.  This separation payment is payable in equal monthly installments for the period covered by such payments.

If Ms. Chen is terminated for “good reason” following a “change of control” (as these terms are defined in the agreement), or if WW materially breaches the employment agreement, WW will pay Ms. Chen a separation payment in a lump sum equal to the sum of the following: (a) her base salary for the remainder of the term of the employment agreement, up to a maximum of four years (but in no event less than one year); (b) the bonus that was paid to Ms. Chen for the preceding bonus period, projected over the remainder of the term of the employment agreement, up to a maximum of four years; and (c) a “gross-up” payment for excise taxes on the separation payment.

If Ms. Chen’s employment terminates for any other reason before the expiration of the term (e.g., because of her death, disability, discharge for cause or revocation of gaming license), WW will pay her only her base salary and any accrued but unpaid vacation pay through the termination date.

Ms. Chen’s new employment agreement also provides for confidential information, trade secrets and works of authorship provisions, as well as non-competition and non-solicitation provisions.

A copy of Ms. Chen’s new employment agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

10.1	Employment Agreement, dated as of May 12, 2010, by and between Worldwide Wynn, LLC and Linda Chen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:         May 18, 2010

WYNN RESORTS, LIMITED

By:	/s/ Matt Maddox
Matt Maddox
Chief Financial Officer and
Treasurer